Exhibit 99.1

Q4 2022 Fixed Income Release

Denver, Colorado February 22, 2023: Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) is today providing selected, preliminary unaudited financial and operating information for its fixed-income borrowing groups for the three months (“Q4”) ended December 31, 2022 as compared to the results for the same period in the prior year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We expect to issue the December 31, 2022 audited financial statements for each of our fixed-income borrowing groups prior to the end of April 2023. Convenience translations provided herein are calculated as of December 31, 2022.

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VM Ireland Reports Preliminary Q4 2022 Results
Strong performances in mobile and B2B support Revenue, net earnings and EBITDA growth in 2022
Commercial traction with continued growing demand for top-tier video & connectivity products
Delivering on network strategy, with full fiber upgrade project passing ~220,000 premises
VM Ireland is the leading connected entertainment fixed-line and broadband business in Ireland, delivering connectivity services to 421k fixed-line customers and mobile services to 144k subscribers at December 31, 2022.

Tony Hanway, CEO of VM Ireland, commented:
“In 2022 we reinforced our commitment to being the number one choice for converged connectivity and entertainment in the Irish market, executing on our network strategy as we brought fiber to over 220,000 homes. We remain focused on our target to deliver over 1 million homes by 2025, our IT transformation continues apace, and we have now reached key milestones with trialists live on both owned and partner fiber networks. Demand for our highest broadband speeds and best-in-class entertainment products remains robust despite the heated market environment, as we continue to expand our customer base adopting top-tier broadband and TV products. Energy cost headwinds will weigh on 2023 performance, but we are highly focused on delivering for our customers with key digital initiatives, an exciting content slate and converged bundles going live in the first quarter.”

Operating and strategic highlights:
•Continue to drive delivery of our full fiber upgrade project, passing ~220,000 premises by 2022 with build costs in line with expectations
•Delivered our best mobile performance in nine quarters, with 6,400 net adds in Q4, as we organically1 grow our base and take market share
•Fixed customer net adds softened this quarter, with net losses of 2,900 in Q4
•B2B continues to perform well in Q4 with continued flow-through of the impact from SOHO price adjustments executed in Q3
•Customers continue to be attracted to higher speeds, with ~40% of our base adopting 1GB and 500Mb speed tier offerings
•Demand for our top-tier video products continues to grow this quarter, with ~45% of our base taking TV360 products, offsetting losses in lower tier and legacy products
•Virgin Media Television achieved record share of linear viewership for 15-44 year olds

Financial highlights:
•FY 2022 revenue of €470.0 million increased 1.0% YoY
•Q4 revenue of €126.6 million increased 0.7% YoY, predominately driven by growth in mobile
•Q4 residential fixed revenue of €76.8 million decreased 1.8% YoY
◦Fixed subscription revenue decreased 1.6% YoY, as growth in ARPU following targeted price rises in Q3 was more than offset by lower volumes
•Q4 residential mobile revenue increased 18.8% YoY
◦Mobile subscription revenue increased 10.0%, primarily driven by organic customer growth underpinned by competitive offers in the marketplace
◦Mobile non-subscription revenue increased 42.3% YoY, primarily due to an increase in low margin handset sales
•Q4 B2B revenue increased 3.3% YoY, primarily due to strength in SOHO following the implementation of a price rise, along with the continued recovery of market demand post-pandemic
•FY 2022 net earnings increased to €174.8 million
•Q4 net earnings decreased 2.0% YoY to €19.2 million, primarily driven by the net effect of (i) an increase in income tax benefit, (ii) a decrease in realized and unrealized gains on derivative instruments and (iii) an increase in interest expense
•FY 2022 Adjusted EBITDA increased 1.5% YoY
•Q4 Adjusted EBITDA decreased 12.3% driven by (i) higher operating costs related to the ongoing FTTH upgrade program and (ii) an increase in energy costs
•Q4 property and equipment (“P&E”) additions of €52.5 million were up 83.6% YoY, primarily due to (i) higher new build and upgrade activity and (ii) increased spend on product and enablers
◦P&E additions as a percentage of revenue increased to 41.5% in Q4 2022, as compared to 22.8% in the prior year period
•FY 2022 Adjusted EBITDA less P&E Additions of €56.2 million represents a decrease of 46.4% YoY
•Q4 Adjusted EBITDA less P&E Additions of (€8.1 million) represents a decrease of 136.8% YoY
•At December 31, 2022, our fully-swapped third-party debt borrowing cost was 3.9% and the average tenor of our third-party debt was 6.5 years
•At December 31, 2022, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) were both 4.67x, each as calculated in accordance with our most restrictive covenants and reflecting the exclusion of the Credit Facility Excluded Amounts as defined in our respective credit agreements
◦If we were to not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA would have been 4.95x at December 31, 2022
•At December 31, 2022, we had €100.0 million of undrawn commitments available to borrow, with €89.1 million available to upstream. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2022 borrowing levels, we anticipate the full €100.0 million of borrowing capacity will continue to be available, with €60.0 million available to upstream

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2022	2021

Footprint
Homes Passed	965,000	954,000

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	421,100	431,800
Q4 Organic[1] Fixed-Line Customer Relationship net losses	(2,900)	(1,600)

Q4 Monthly ARPU per Fixed-Line Customer Relationship	€62.20	€61.47

Mobile Subscribers
Total Mobile subscribers	143,800	129,400
Total Organic Mobile net additions	6,400	2,700

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€20.35	€20.50
Excluding interconnect revenue	€18.64	€18.23

Selected Financial Results, Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2022 and 2021:

	Three months ended			Year ended
	December 31,		Increase/(decrease)	December 31,		Increase/(decrease)
	2022	2021		2022	2021
	in millions, except % amounts

Revenue
Residential fixed revenue:
Subscription	€76.0	€77.2	(1.6%)	€304.4	€306.0	(0.5%)
Non-subscription	0.8	1.0	(20.0%)	2.9	3.4	(14.7%)
Total residential fixed revenue	76.8	78.2	(1.8%)	307.3	309.4	(0.7%)
Residential mobile revenue:
Subscription	7.7	7.0	10.0%	29.5	26.4	11.7%
Non-subscription	3.7	2.6	42.3%	10.7	9.8	9.2%
Total residential mobile revenue	11.4	9.6	18.8%	40.2	36.2	11.0%
B2B revenue:
Subscription	2.8	2.6	7.7%	11.0	10.1	8.9%
Non-subscription	6.5	6.4	1.6%	26.2	25.2	4.0%
Total B2B revenue	9.3	9.0	3.3%	37.2	35.3	5.4%
Other revenue	29.1	28.9	0.7%	85.3	84.4	1.1%
Total revenue	€126.6	€125.7	0.7%	€470.0	€465.3	1.0%

Adjusted EBITDA	€44.4	€50.6	(12.3%)	€187.7	€185.0	1.5%

The following table provides a reconciliation of net earnings to Adjusted EBITDA for the three months and year ended December 31, 2022 and 2021:

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions, except % amounts

Net earnings	€19.2	€19.6	€174.8	€33.1
Income tax expense (benefit)	(7.1)	0.6	(4.7)	0.6
Other income, net	(0.9)	(0.5)	(2.0)	(0.6)
Foreign currency transaction losses, net	—	0.1	0.4	0.4
Realized and unrealized gains on derivative instruments, net	(4.2)	(11.8)	(132.6)	(10.2)
Interest expense	10.1	8.8	35.4	33.9
Operating income	17.1	16.8	71.3	57.2
Impairment, restructuring and other operating items, net	—	4.9	3.6	9.5
Depreciation and amortization	16.7	16.3	65.7	67.4
Related-party fees and allocations, net	9.6	11.2	42.7	45.7
Share-based compensation expense	1.0	1.4	4.4	5.2
Adjusted EBITDA	€44.4	€50.6	€187.7	€185.0

Adjusted EBITDA as a percentage of revenue	35.1%	40.3%	39.9%	39.8%

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	€9.8	€6.9	€32.5	€28.7
New build and upgrade	16.7	5.4	42.9	13.8
Capacity	1.0	2.7	4.5	12.1
Baseline	11.8	8.5	19.1	14.8
Product and enablers	13.2	5.1	32.5	10.8
Property and equipment additions	52.5	28.6	131.5	80.2
Assets acquired under capital-related vendor financing arrangements	—	—	—	(11.5)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(3.7)	(5.2)	(15.7)	(4.1)
Total capital expenditures[2]	€48.8	€23.4	€115.8	€64.6

Property and equipment additions as a percentage of revenue	41.5%	22.8%	28.0%	17.2%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€44.4	€50.6	€187.7	€185.0
Property and equipment additions	(52.5)	(28.6)	(131.5)	(80.2)
Total	€(8.1)	€22.0	€56.2	€104.8

Third-Party Debt and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of VM Ireland’s consolidated third-party debt and cash and cash equivalents:

	December 31,		September 30,
	2022		2022
	Borrowing currency	€ equivalent
	in millions

Credit Facilities:
Term Loan B1 (EURIBOR + 3.5%) due 2029	€900.0	€900.0	€900.0
€100.0 million Revolving Facility (EURIBOR + 2.75%) due 2027		—	—
Total third-party debt		900.0	900.0
Deferred financing costs and discounts, net		(5.5)	(5.8)
Total carrying amount of third-party debt		894.5	894.2
Less: cash and cash equivalents		0.8	0.7
Net carrying amount of third-party debt		€893.7	€893.5

Exchange rate ($ to €)		1.0711	0.9790

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from VM Ireland’s consolidated third-party debt to the total covenant amount of third-party gross and net debt. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2022 and September 30, 2022. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2022	2022
	in millions

Total third-party debt	€900.0	€900.0
Credit Facility excluded amount	(50.0)	(50.0)
Total covenant amount of third-party gross debt	850.0	850.0
Cash and cash equivalents	(0.8)	(0.7)
Total covenant amount of third-party net debt	€849.2	€849.3

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UPC Holding Reports Preliminary Q4 2022 Results
Executed on key integration milestones in 2022 including Sunrise rebranding
Commercial momentum with strong postpaid mobile intake and return to positive broadband net adds in Q4
Achieved 2022 financial guidance for Switzerland, delivering stable revenues and Adjusted EBITDA

UPC Holding Group (“UPC Holding”) provides market-leading converged broadband services through next-generation networks and innovative technology platforms. The information in this release relates to our operations in Switzerland and Slovakia (within “Central and Other”). At December 31, 2022, our continuing operations connected 1.7 million customers subscribing to 3.8 million internet, video and fixed-line telephony services and served 2.8 million mobile subscribers.

André Krause, CEO of Sunrise, commented:
“We succeeded in achieving our operational and financial targets for 2022 despite a continued competitive landscape. Execution of the Sunrise rebranding was a key milestone in our synergy roadmap and is underpinning strong mobile performance, supported by our wider customer initiatives such as our Swiss Ski partnership and Sunrise Moments loyalty experiences. Our challenger brands continue to perform well and encouragingly we saw a return to broadband net add growth in Q4. However, we do expect a challenging 2023 outlook as we continue to navigate through headwinds in fixed relating to movement and rightpricing from the UPC brand. Finally, we remain focused on synergy execution and delivering for our customers, with lower cost to capture spend in 2023 and continued capital discipline supporting FCF growth.”

Operating and strategic highlights:
Sunrise continues to drive strong commercial momentum despite continued headwinds in fixed as a result of the competitive landscape and UPC migration
•Maintained strong momentum in mobile postpaid3, driven by our Sunrise Up and yallo propositions, achieving 44,000 net adds in Q4
•Achieved 9,300 broadband net adds in Q4, demonstrating positive acquisition activity through promotional periods and strong contributions from our yallo offerings
•Key integration milestones delivered in line with roadmap, achieving nearly 50% of run-rate synergies in 2022 and remain on track to deliver run-rate synergies of approximately CHF 325 million by 2025
•Completed the acquisition of partner network EBL’s telecoms division, incorporating EBL’s telecoms network in 200 municipalities and approximately 60,000 customers (including mobile customers) to Sunrise
•Continue to expand our Sunrise Moments loyalty program by partnering with Ticketcorner to launch the Sunrise Starzone, a unique music and event platform available to all customers
•Continue to enhance connectivity solutions for business customers as Sunrise Business launches Sunrise Business Collaboration, a new option for B2B customers which expands collaboration features and modernizes collaboration channels

•Launched the MySports app, giving ice hockey fans access to all National League games live and on demand
•Sunrise was awarded the “Outstanding” rating for the seventh consecutive year in the “connect” Mobile Network Hotline Test 2023, demonstrating an ongoing commitment to providing best-in-class customer service
•FMC penetration remains high at 57% across our broadband base in Q4
•Swiss Q4 Customer ARPU of CHF 64.89 decreased 3.7% YoY on both a reported and rebased4 basis as a result of the ongoing competitive environment and migration activity
•Fixed Customer Relationships increased by 2,100 in Q4 2022, as compared to a loss of 900 in Q4 2021

Financial highlights:
•Revenue of €798.8 million in Q4 increased 9.1% YoY on a reported basis and decreased 2.0% YoY on a rebased basis
◦Q4 Swiss revenue increased 9.2% YoY on a reported basis and decreased 2.2% YoY on a rebased basis. The rebased decrease was largely driven by (i) a decrease in fixed subscription revenue due to ARPU pressure on main brand offerings that was only partially offset by strong trading momentum in yallo and (ii) a decrease in low margin business wholesale revenue
◦FY 2022 Swiss revenue of €3,022.8 million increased 7.6% YoY on a reported basis and was flat YoY on a rebased basis
•Q4 earnings (loss) from continuing operations decreased 327.0% YoY on a reported basis to (€169.8 million), primarily due to the net effect of (i) an increase in realized and unrealized losses on derivative instruments, (ii) a decrease in foreign currency transaction gains, (iii) an increase in income tax benefit, (iv) an increase in interest expense and (v) a decrease in Segment Adjusted EBITDA
•Segment Adjusted EBITDA of €256.0 million in Q4 decreased 3.5% YoY on a reported basis and 8.3% YoY on a rebased basis
◦Swiss Adjusted EBITDA in Q4 decreased 3.2% YoY on a reported basis and 8.1% YoY on a rebased basis, including €6.1 million of costs to capture5. The rebased decline was largely driven by (i) the impact of consumer fixed ARPU decline, (ii) an increase in MySports programming costs due to phasing and distribution model changes and (iii) weaker B2B wholesale performance
◦FY 2022 Swiss Adjusted EBITDA of €1,080.1 million increased 5.7% YoY on a reported basis and decreased 0.3% YoY on a rebased basis, including €35.8 million of costs to capture
•Q4 property and equipment (“P&E”) additions were 22.5% of revenue, as compared to 24.0% in the prior year period
◦The relative Q4 decrease was largely driven by the aforementioned increase in revenue. Q4 P&E additions were 22.4% of revenue for Switzerland
•Segment Adjusted EBITDA less P&E Additions of €76.6 million in Q4 decreased 14.3% YoY on a reported basis and 16.1% YoY on a rebased basis
◦Swiss Adjusted EBITDA less P&E Additions of €76.2 million in Q4 decreased 13.3% YoY on a reported basis and 15.1% YoY on a rebased basis, including the adverse impact of €36.6 million of costs to capture and integration-related capital spend

◦FY 2022 Swiss Adjusted EBITDA less P&E Additions of €531.8 million increased 5.4% YoY on a reported basis and 1.0% YoY on a rebased basis, including €135.4 million of costs to capture
•At December 31, 2022, our fully-swapped third-party debt borrowing cost was 3.1% and the average tenor of our third-party debt (excluding vendor financing) was 6.5 years
•At December 31, 2022, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Senior Debt and Net Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding were 3.72x and 4.41x, respectively, as calculated in accordance with our most restrictive covenants and reflecting the exclusion of Credit Facility Excluded Amounts as defined in the respective credit agreements
◦Vendor financing obligations are not included in the calculation of our leverage covenants. If we were to include these obligations in our leverage ratio calculation and not reflect the exclusion of the Credit Facility Excluded Amounts, the ratio of Total Net Debt to Annualized EBITDA for UPC Holding would have been 4.94x at December 31, 2022
•At December 31, 2022, we had €713.4 million of undrawn commitments available to borrow, with €303.9 million available to upstream. When our Q4 compliance reporting requirements have been completed and assuming no change from December 31, 2022 borrowing levels, we anticipate €713.4 million of borrowing capacity will continue to be available, with €351.5 million available to upstream

FY 2023 financial guidance for Switzerland:
•Low-single digit revenue decline
•Low to Mid-single digit Adj. EBITDA(i) decline (including costs to capture)
•Opex and Capex costs to capture ~CHF 50m (~CHF 10m in Opex)
•Property and equipment additions as a percentage of revenue (including costs to capture) 15-17%
•Adjusted FCF(i): Between CHF 320-350m (growth vs 2022)

(i) Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net earnings/loss (including net earnings/loss growth rates) and cash flow from operating activities for our Adjusted EBITDA and Adjusted FCF guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including; the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net earnings/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly form period to period.

Operating Statistics Summary

	As of and for the three months ended
	December 31,
	2022		2021

Footprint
Homes Passed		3,151,700		3,117,300

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships		1,653,300		1,665,600
Q4 Organic[1] Fixed-Line Customer Relationship net additions (losses)		2,100		(900)

Q4 Monthly ARPU per Fixed-Line Customer Relationship		€60.84		€58.74
Switzerland Q4 Monthly ARPU per Fixed-Line Customer Relationship	CHF	64.89	CHF	67.37

Customer Bundling
Fixed-mobile Convergence Switzerland	57.4%		56.3%

Single-Play	22.8%		23.5%
Double-Play	24.4%		22.9%
Triple-Play	52.8%		53.6%

Mobile Subscribers
Postpaid		2,326,200		2,152,800
Prepaid		440,000		457,500
Total Mobile subscribers		2,766,200		2,610,300

Q4 Organic Postpaid net additions		44,000		49,400
Q4 Organic Prepaid net losses		(29,600)		(30,000)
Total Organic Mobile net additions		14,400		19,400

Q4 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue		€33.08		€32.36
Excluding interconnect revenue		€30.84		€30.07

Selected Financial Results, Segment Adjusted EBITDA Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three months and year ended December 31, 2022 and 2021:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2022	2021	Reported	Rebased	2022	2021	Reported	Rebased
	in millions, except % amounts

Revenue
Switzerland:
Consumer Fixed	€299.6	€296.4	1.1%	(5.1%)	€1,197.1	€1,164.6	2.8%	(4.8%)
Consumer Mobile	329.3	269.3	22.3%	2.6%	1,242.0	1,111.4	11.8%	3.3%
B2B	151.2	152.1	(0.6%)	(5.7%)	567.1	511.7	10.8%	4.0%
Other	6.8	3.0	126.7%	(17.6%)	16.6	20.5	(19.0%)	(21.9%)
Total Switzerland	786.9	720.8	9.2%	(2.2%)	3,022.8	2,808.2	7.6%	—%
Central and Other	11.9	11.1	7.2%	7.2%	45.9	43.9	4.6%	4.6%
Total	€798.8	€731.9	9.1%	(2.0%)	€3,068.7	€2,852.1	7.6%	0.1%

Segment Adjusted EBITDA
Switzerland	€252.1	€260.5	(3.2%)	(8.1%)	€1,080.1	€1,022.3	5.7%	(0.3%)
Central and Other	3.9	4.9	(20.4%)	(20.4%)	15.4	17.9	(14.0%)	(14.0%)
Total	€256.0	€265.4	(3.5%)	(8.3%)	€1,095.5	€1,040.2	5.3%	(0.5%)

Segment Adjusted EBITDA less P&E Additions
Switzerland	€76.2	€87.9	(13.3%)	(15.1%)	€531.8	€504.7	5.4%	1.0%
Central and Other	0.4	1.5	(73.3%)	(73.3%)	4.5	7.9	(43.0%)	(43.0%)
Total	€76.6	€89.4	(14.3%)	(16.1%)	€536.3	€512.6	4.6%	—%

The following table provides a reconciliation of earnings (loss) from continuing operations to Segment Adjusted EBITDA for the three months and year ended December 31, 2022 and 2021:

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions, except % amounts

Earnings (loss) from continuing operations	€(169.8)	€74.8	€131.9	€(11.8)
Income tax benefit	(30.1)	(0.6)	(73.9)	(44.5)
Other income, net	(2.2)	(14.4)	(26.9)	(30.7)
Losses (gains) on debt extinguishment, net	—	—	(2.6)	75.1
Foreign currency transaction gains, net	(177.8)	(215.0)	(103.8)	(26.6)
Realized and unrealized losses (gains) on derivative instruments, net	198.1	153.3	(340.5)	(180.4)
Interest expense	79.7	62.4	274.8	253.7
Operating income (loss)	(102.1)	60.5	(141.0)	34.8
Impairment, restructuring and other operating items, net	9.6	(87.9)	21.5	(56.1)
Depreciation and amortization	302.9	247.0	1,034.5	880.5
Related-party fees and allocations, net	39.3	40.6	152.9	160.1
Share-based compensation expense	6.3	5.2	27.6	20.9
Segment Adjusted EBITDA	€256.0	€265.4	€1,095.5	€1,040.2

Segment Adjusted EBITDA as a percentage of revenue	32.0%	36.3%	35.7%	36.5%

The following table details the property and equipment additions of our continuing operations and reconciles those additions to the capital expenditures that we present in our combined statements of cash flows:

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
	in millions, except % amounts

Customer premises equipment	€16.7	€15.2	€84.8	€49.8
New build and upgrade	25.9	30.1	69.8	92.8
Capacity	43.2	31.7	116.4	103.8
Baseline	49.4	61.5	163.2	193.7
Product and enablers	44.2	37.5	125.0	87.5
Property and equipment additions	179.4	176.0	559.2	527.6
Assets acquired under capital-related vendor financing arrangements	(26.3)	(42.4)	(109.0)	(207.8)
Assets acquired under finance leases	—	(0.1)	(0.4)	(1.7)
Changes in current liabilities related to capital expenditures (including related-party amounts)	(38.9)	(44.4)	(52.2)	(22.8)
Total capital expenditures[2]	€114.2	€89.1	€397.6	€295.3

Segment Property and Equipment Additions
Switzerland	€175.9	€172.6	€548.3	€517.6
Central and Other	3.5	3.4	10.9	10.0
Total property and equipment additions	€179.4	€176.0	€559.2	€527.6

Property and equipment additions as a percentage of revenue	22.5%	24.0%	18.2%	18.5%

Segment Adjusted EBITDA less P&E Additions
Segment Adjusted EBITDA	€256.0	€265.4	€1,095.5	€1,040.2
Property and equipment additions	(179.4)	(176.0)	(559.2)	(527.6)
Total	€76.6	€89.4	€536.3	€512.6

Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the borrowing currency and euro equivalent of the nominal amounts of UPC Holding’s combined third-party debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2022		2022
	Borrowing currency	€ equivalent
	in millions

Senior Credit Facilities
3.625% EUR Facility AQ due 2029	€374.9	€374.9	€374.9
4.875% USD Facility AZ due 2031	$1,250.0	1,167.1	1,276.9
Facility AT (LIBOR + 2.25%) USD due 2028	$700.0	653.6	715.0
Facility AU (EURIBOR + 2.50%) EUR due 2029	€400.0	400.0	400.0
Facility AX (LIBOR + 3.0%) USD due 2029	$1,717.0	1,603.1	1,753.9
Facility AY (EURIBOR + 3.0%) EUR due 2029	€693.0	693.0	693.0
€736.4 million Revolving Facility (EURIBOR + 2.50%) due 2026		—	—
Elimination of Facilities AQ and AZ in consolidation		(1,542.0)	(1,651.8)
Total Senior Credit Facilities		3,349.7	3,561.9

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2029	€374.9	374.9	374.9
4.875% USD Senior Secured Notes due 2031	$1,250.0	1,167.1	1,276.9
Total Senior Secured Notes		1,542.0	1,651.8

Senior Notes
5.500% USD Senior Notes due 2028	$452.3	422.3	462.0
3.875% EUR Senior Notes due 2029	€337.9	337.9	337.9
Total Senior Notes		760.2	799.9

Vendor financing		265.7	243.6
Finance lease obligations		17.7	16.8
Total third-party debt and finance lease obligations		5,935.3	6,274.0
Deferred financing costs and discounts		(24.0)	(26.6)
Total carrying amount of third-party debt and finance lease obligations		5,911.3	6,247.4
Less: cash and cash equivalents		2.8	11.0
Net carrying amount of third-party debt and finance lease obligations[6]		€5,908.5	€6,236.4

Exchange rate ($ to €)		1.0711	0.9790

Covenant Debt Information
The following table details the euro equivalents of the reconciliation from UPC Holding’s combined third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of December 31, 2022 and September 30, 2022. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	December 31,	September 30,
	2022	2022
	in millions

Total third-party debt and finance lease obligations (€ equivalent)	€5,935.3	€6,274.0
Vendor financing	(265.7)	(243.6)
Finance lease obligations	(17.7)	(16.8)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments associated with our cross-currency derivative instruments	268.2	51.2
Total covenant amount of third-party gross debt	5,520.1	5,664.8
Cash and cash equivalents	(2.8)	(11.0)
Total covenant amount of third-party net debt	€5,517.3	€5,653.8

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; the planned full fiber upgrade at Virgin Media Ireland, including the timing, costs, premises to be upgraded and benefits thereof; expectations of any macroeconomic dynamics that may be beneficial or detrimental to either Virgin Media Ireland, Sunrise, UPC Holdings or any of their respective beneficial owners and direct and indirect subsidiaries; expectations with respect to the integration and synergy plan at Sunrise; expectations regarding financial performance at our companies, including revenue, Adjusted EBITDA, Adjusted EBITDA less P&E Additions, Adjusted Free Cash Flow, and costs to capture, as well as the 2023 financial guidance provided by our operating entities and the components of such guidance; the strength of our companies’ respective balance sheets (including cash and liquidity position), tenor of our third-party debt, anticipated borrowing capacity; the timing of future financial disclosures regarding our operating entities; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the potential impact of pandemics and epidemics on us, our businesses, and our customers; the effects of changes in laws or regulations; the effects of the U.K.’s exit from the E.U.; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission, including our most recently filed Form 10-K, Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
Amy Ocen	+1 303 784 4528	Matt Beake	+44 20 8483 6428
Michael Khehra	+44 78 9005 0979

About Liberty Global
Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 86 million connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7 billion, while the VMO2 JV and VodafoneZiggo JV generate combined annual revenue of more than $17 billion.**

Liberty Global Ventures, our global investment arm, has a portfolio of more than 75 companies across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.

*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

**    Revenue figures above are provided based on full year 2022 Liberty Global consolidated results (excluding revenue from Poland) and the combined as reported full year 2022 results for the VodafoneZiggo JV and full year 2022 U.S. GAAP results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended December 31, 2022
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers(i)	Video Subscribers(ii)	Telephony Subscribers(iii)	Total Mobile Subscribers

Operating Data
UPC Holding:
Switzerland(iv)	2,513,800	1,470,900	3,403,200	1,183,400	1,216,500	1,003,300	2,766,200
Slovakia	637,900	182,400	400,700	146,400	164,900	89,400	—
Total UPC Holding	3,151,700	1,653,300	3,803,900	1,329,800	1,381,400	1,092,700	2,766,200

VM Ireland	965,000	421,100	895,500	382,600	260,700	252,200	143,800

Q4 Organic Subscriber Variance
UPC Holding:
Switzerland(iv)	12,400	2,800	(6,100)	9,200	(6,800)	(8,500)	14,400
Slovakia	1,200	(700)	(400)	100	(500)	—	—
Total UPC Holding	13,600	2,100	(6,500)	9,300	(7,300)	(8,500)	14,400

VM Ireland	3,100	(2,900)	(16,700)	(1,600)	(8,900)	(6,200)	6,400

Footnotes for Selected Operating Data and Subscriber Variance Tables

(i)In Switzerland, we offer a 10 Mbps internet service to our Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include approximately 45,100 subscribers who have requested and received this service.
(ii)UPC Holding has approximately 30,100 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video service, with only a few channels.
(iii)In Switzerland, we offer a basic phone service to our Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include approximately 188,500 subscribers who have requested and received this service.
(iv)Pursuant to service agreements, Switzerland offers broadband internet, video and telephony services over networks owned by third-party operators (“partner networks”), and following the acquisition of Sunrise, also services homes through Sunrise's existing agreements with Swisscom, Swiss Fibre Net and local utilities. Under these agreements, RGUs are only recognized if there is a direct billing relationship with the customer. Homes passed or serviceable through the above service agreements are not included in Switzerland's homes passed count as we do not own these networks. Including these arrangements, our operations in Switzerland have the ability to offer fixed services to the national footprint.

	Selected Operating Data — As of December 31, 2022
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
UPC Holding:
Switzerland	440,000	2,326,200	2,766,200
Slovakia	—	—	—
Total UPC Holding	440,000	2,326,200	2,766,200

VM Ireland	—	143,800	143,800

	December 31, 2022 vs. September 30, 2022

Q4 Organic Mobile Subscriber Variance
UPC Holding:
Switzerland	(29,600)	44,000	14,400
Slovakia	—	—	—
Total UPC Holding	(29,600)	44,000	14,400

VM Ireland	—	6,400	6,400

General Notes to Tables:

Most of our broadband communications subsidiaries provide broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid
3Postpaid mobile additions include B2B mobile subscribers
4Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2022, we have adjusted our historical revenue, Adjusted EBITDA and Adjusted EBITDA less P&E Additions for the three months and year ended December 31, 2021 to (i) include the pre-acquisition revenue, Adjusted EBITDA and P&E additions of entities acquired during 2021 in our rebased amounts for the three months and year ended December 31, 2021 to the same extent that the revenue, Adjusted EBITDA and P&E additions of these entities are included in our results for the three months and year ended December 31, 2022 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2021 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2022. Investors should view rebased growth as a supplement to, and not a substitute for, U.S. GAAP measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated February 22, 2023, Liberty Global Reports Q4 2022 Results. The following table provides adjustments made to the 2021 amounts to derive our rebased growth rates:

	Three months ended December 31, 2021			Year ended December 31, 2021
	Revenue	Segment Adjusted EBITDA	Segment Adjusted EBITDA less P&E Additions	Revenue	Segment Adjusted EBITDA	Segment Adjusted EBITDA less P&E Additions
	in millions

UPC Holding
Acquisitions	€29.1	€(4.6)	€(4.6)	€—	€(15.7)	€(15.7)
Foreign Currency	€54.1	€18.4	€6.5	€214.0	€76.5	€39.3
5Costs to capture generally include incremental, third-party operating and capital related costs that are directly associated with integration activities, restructuring activities, and certain other costs associated with aligning an acquiree to our business processes to derive synergies. These costs are necessary to combine the operations of a business being acquired (or joint venture being formed) with ours or are incidental to the acquisition. As a result, costs to capture may include certain (i) operating costs that are included in Adjusted EBITDA, (ii) capital related costs that are included in property and equipment additions and Adjusted EBITDA less P&E Additions and (iii) certain integration related restructuring expenses that are not included within Adjusted EBITDA or Adjusted EBITDA less P&E Additions. Given the achievement of synergies occurs over time, certain of our costs to capture are recurring by nature, and generally incurred within a few years of completing the transaction.
6Net third-party debt including finance lease obligations is not a defined term under U.S. GAAP and therefore may not be comparable with other similarly titled measures reported by other companies

Glossary
10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted EBITDA, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Adjusted EBITDA is defined as earnings (loss) from continuing operations before net income tax benefit (expense), other non-operating income or expenses, net gains (losses) on debt extinguishment, net foreign currency transaction gains (losses), net gains (losses) on derivative instruments, net interest expense, depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Consolidated Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for U.S. GAAP measures of income included in our consolidated statements of operations.

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, U.S. GAAP measures of income included in our consolidated statements of operations.

•P&E Additions: Includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per fixed customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions and FX on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and Adjusted EBITDA, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Lightning Premises: Includes homes, residential multiple dwelling units and commercial premises that potentially could subscribe to our residential or SOHO services, which have been connected to the VMO2 JV’s networks in the U.K. as a part of the Project Lightning network extension program. Project Lightning infill build relates to construction in areas adjacent to our existing network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.